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                                                                       EXHIBIT 8

            OPINION OF ALSTON & BIRD LLP REGARDING FEDERAL INCOME TAX

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                       [LETTERHEAD OF ALSTON & BIRD LLP]

                                 July 23, 1998

Carolina First Bancshares, Inc.
402 E. Main Street
Lincolnton, North Carolina 28092

Community Bank & Trust Company
2 South Main Street
Marion, North Carolina 28752

         Re: Agreement and Plan of Merger by and Between Carolina First Bancshares, Inc. and Community Bank & Trust Company

Ladies and Gentlemen:

         We have served as counsel to Carolina First Bancshares, Inc. ("Carolina First") in connection with the proposed reorganization of Carolina First and Community Bank & Trust Company ("CB&T") pursuant to the Agreement and Plan of Merger dated as of June 4, 1998, (the "Agreement"), which provides for the merger of Carolina First Interim Bank ("Interim Bank"), a North Carolina interim banking subsidiary of Carolina First, with and into CB&T. All terms herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code"). In our capacity as counsel to Carolina First, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

         In rendering this opinion, we have examined such documents as we deemed appropriate, including:

         (1)  the Agreement; and

         (2) the Registration Statement on Form S-4 filed by Carolina First with the Securities and Exchange Commission under the Securities Act of 1933, on July 23, 1998, as amended, including the Proxy Statement/Prospectus constituting part thereof (together the "Registration Statement").

         In rendering the opinions expressed herein, we have assumed with the consent of Carolina First and CB&T that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

         In rendering the opinions expressed herein, we have relied with the consent of Carolina First and CB&T upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Carolina First and CB&T to us dated July 23, 1998, and July 23, 1998, respectively (the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

         Based on the forgoing, and subject to the assumptions and qualifications set forth in the Registration Statement under the heading "Description of the Transaction--Federal Income Tax Consequences of the Merger," we are of the opinion that, under presently applicable federal income tax law:

         1.   The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.


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         2. No gain or loss will be recognized by the holders of CB&T Common
Stock upon the exchange in the Merger of all of their CB&T Common Stock solely for shares of Carolina First Common Stock (except with respect to any cash received in lieu of a fractional share interest in Carolina First Common Stock).

         3. No gain or loss will be recognized by Carolina First upon the receipt of CB&T Common Stock solely in exchange for Interim Bank Common Stock.

         4. No gain or loss will be recognized by Interim Bank on the transfer of its assets to CB&T solely in exchange for shares of CB&T Common Stock.

         5. No gain or loss will be recognized by CB&T upon the receipt of the assets of Interim Bank solely in exchange for shares of CB&T Common Stock.

         6. The aggregate tax basis of the Carolina First Common Stock received by the CB&T shareholders in the Merger will, in each instance, be the same as the aggregate tax basis of the CB&T Common Stock surrendered in exchange therefor, less the basis of any fractional share of Carolina First Common Stock settled by cash payment.

         7. The holding period of the Carolina First Common Stock received by the CB&T shareholders will, in each instance, include the period during which the CB&T Common Stock surrendered in exchange therefor was held, provided that the CB&T Common Stock was held as a capital asset at the Effective Time.

         8. The payment of cash to holders of CB&T Common Stock in lieu of fractional share interests of Carolina First Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Carolina First. These cash payments will be treated as having been received as distributions in full payment in exchange for the Carolina First Common Stock redeemed, as provided in Section 302(a) of the Code.

         9. Where solely cash is received by a holder of CB&T Common Stock in exchange for CB&T Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's CB&T Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Certificates, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or any factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, changes in accounting methods, or income or deferred gain recognized pursuant to the Treasury Regulations under
Section 1502 of the Code, or the consequences of the Merger under state, local, or foreign law.


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         We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Federal Income Tax Consequences of the Merger" and "Description of Transaction--Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          ALSTON & BIRD LLP


                                          By:    /s/ Terence J. Greene
                                                 --------------------------
                                                 Terence J. Greene, Partner